EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Second Quarter Fully Diluted EPS of $0.11
on Total Sales Increase of 5.6%

Warrendale, PA, August 14, 2003 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced its consolidated financial results for the second quarter ended August 2, 2003:

Second Quarter Ended August 2, 2003
  Total sales increased 5.6% to $337.1 million from $319.2 million for the quarter ended August 3, 2002.
  Sales for the second quarter 2003 included $19.3 million from the Bluenotes/Thriftys operation, compared to $18.8 million for the corresponding period last year.
  Comparable store sales for the American Eagle Outfitters stores declined 5.3% for the quarter ended August 2, 2003.
  Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 5.5% when compared to the corresponding period last year.
  Net income for the quarter decreased to $8.1 million, or $0.11 per share on a diluted basis, from net income of $10.1 million, or $0.14 per share on a diluted basis last year.

Year-to-Date for the Twenty-Six Weeks Ended August 2, 2003
  Total sales increased 5.3% to $628.9 million from $597.1 million for the twenty-six weeks ended August 3, 2002.
  Sales for the twenty-six weeks ended August 2, 2003 included $35.1 million from the Bluenotes/Thriftys operation, compared to $36.3 million for the corresponding period last year.
  Comparable store sales for the American Eagle Outfitters stores declined 5.6% when compared to the same twenty-six week period last year.
  Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 6.0% when compared to the corresponding period last year.
  Net income for the period decreased to $14.5 million, or $0.20 per share on a diluted basis, from net income of $22.8 million, or $0.31 per share on a diluted basis last year.

The Company stated that comparable store sales for the American Eagle Outfitters stores through the first ten days of August have declined 8%.  The Company currently expects the comparable store sales trend in the negative high single-digits to continue throughout the month of August.

* * * *

At 9:00 a.m. EST, on August 14, 2003, the Company's management team will host a conference call to review the financial results.  To listen to the call, dial 877-601-0864 at least ten minutes prior to the start of the call.  The conference call will also be simultaneously broadcast over the Internet at www.ae.com.  A replay will be available beginning August 14th at 1:00 p.m. EST through August 28th.  To listen to the replay, dial 1-800-642-1687 and reference confirmation code #1595024.  An audio replay of the conference call will also be available at www.ae.com until November 12th.

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of casual, fashion-right clothing for 20 year olds, providing high-quality merchandise at affordable prices.  AE's collection includes modern basics like jeans, surplus, and graphic Ts as well as a stylish assortment of cool accessories, outerwear, footwear and swimwear.  AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds.  American Eagle Outfitters currently operates 717 AE stores in 49 states and the District of Columbia, 61 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada.  AE also operates via its internet business, ae.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding August sales.  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control.  Such factors include, but are not limited to the risk that our August sales plan may not be achieved, and those other risks described in the Company's filings with the Securities and Exchange Commission.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857

AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)
	(Unaudited)		(Unaudited)
	August 2, 2003	February 1, 2003	August 3, 2002
ASSETS
Cash and cash equivalents	$119,328	$194,526	$109,246
Short-term investments	89,638	47,047	67,756
Merchandise inventory	159,036	124,708	148,781
Other current assets	73,815	61,597	63,312
Total current assets	441,817	427,878	389,095
Property and equipment, net	277,619	267,479	263,989
Goodwill, net	23,614	23,614	23,966
Other assets, net	30,934	22,368	24,690
Total Assets	$773,984	$741,339	$701,740

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$64,525	$50,608	$80,063
Accrued compensation and payroll taxes	17,762	13,001	16,452
Accrued rent	27,874	28,476	26,387
Accrued income and other taxes	14,852	12,655	1,557
Unredeemed stored value cards and gift certificates	13,593	22,837	10,238
Current portion of note payable	4,593	4,225	8,780
Other current liabilities	10,103	9,784	9,821
Total current liabilities	153,302	141,586	153,298
Note Payable	15,100	16,356	17,400
Other non-current liabilities	9,752	5,915	7,021
Total non-current liabilities	24,852	22,271	24,421
Total stockholders' equity	595,830	577,482	524,021
Total Liabilities and Stockholders' Equity	$773,984	$741,339	$701,740

Current Ratio	2.88	3.02	2.54

AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	August 2, 2003	August 3, 2002	August 2, 2003	August 3, 2002

Net sales	$337,055	$319,223	$628,913	$597,116
Cost of sales, including certain buying,
occupancy and warehousing expenses	225,866	209,469	411,736	377,343
Gross profit	111,189	109,754	217,177	219,773
Selling, general and administrative expenses	84,826	81,154	167,682	159,293
Depreciation and amortization	13,763	12,487	27,179	24,445
Operating income	12,600	16,113	22,316	36,035
Other income, net	514	196	1,155	857
Income before income taxes	13,114	16,309	23,471	36,892
Provision for income taxes	5,010	6,229	8,964	14,094
Net income	$8,104	$10,080	$14,507	$22,798

Basic income per common share	$0.11	$0.14	$0.20	$0.32
Diluted income per common share	$0.11	$0.14	$0.20	$0.31

Weighted average common shares outstanding - basic	71,085	72,119	71,071	72,075
Weighted average common shares outstanding - diluted	72,380	73,265	72,175	73,427

Total gross square footage at end of period:

American Eagle Outfitters Stores	4,009,727	3,552,195
Bluenotes/Thriftys Stores	354,206	352,210

Store count at end of period:

American Eagle Outfitters Stores	776	711
Bluenotes/Thriftys Stores	111	111